Exhibit 10(a)

Amendment to Employment Agreement
of Norman C. Payson, M.D.

         THIS AMENDMENT to a certain Employment Agreement by and between Norman C. Payson, M.D. (the “Executive”) and Oxford Health Plans, Inc. (the “Company”) dated as of February 23, 1998 (the “Agreement”) is entered into as of the 1st day of March, 2002.

         WHEREAS, this Amendment has been approved by the Compensation Committee of the Board of Directors of the Company.

         NOW, THEREFORE, the parties hereto agree as follows:

1.	Amendment. The Agreement is hereby amended to provide that on February 1, 2003 the provisions of Section 4(b)(iv)(B) of the Agreement on page 10 thereof shall expire and be of no further force and effect and the following provision shall then become effective:

"(B) Beginning on February 1, 2003 and so long as the Executive remains the Chief Executive Officer of the Company, the Executive hereby agrees not to sell, transfer or otherwise dispose of shares of Common Stock of the Company owned by him and unexercised options held by him that are fully vested and exercisable (all of such options and owned shares are referred to in this paragraph as the “Shares”) if immediately thereafter, the Executive would be the holder of less than one million (1,000,000) Shares.

2.	Other Terms. Except as amended hereby the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Oxford Health Plans, Inc.

By: /s/ NILS LOMMERIN	/s/ NORMAN C. PAYSON, M.D.

Nils Lommerin EVP, Operations and Corporate Svc	Norman C. Payson, M.D.

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